Exhibit 10.29

August 2, 2019

Eric Dasso

7936 Paseo Membrillo

Carlsbad, California 92009

Re:  Offer of Employment with Alphatec Spine, Inc.

Dear Eric:

I am very pleased to provide you with the following offer of employment with Alphatec Spine, Inc. (“Alphatec” or the “Company”), a wholly owned subsidiary of Alphatec Holdings, Inc. (“AHI” or “Holdings”).

1.	Term. The term of this Agreement will commence on August 5, 2019 (the “Effective Date”) and will continue until terminated, according to the terms of this Agreement.
2.

Position.  On the Effective Date, you will begin to serve as Executive Vice President, Adjunctive Technologies of the Company.  In this capacity, you will report directly to Pat Miles, the Company’s Chairman and Chief Executive Officer (“CEO”) and have all of the customary authorities, duties and responsibilities that accompany your position.  Throughout your employment with the Company, you agree to devote substantially all of your working time and attention to the business and affairs of the Company and to perform your duties in a diligent, competent, professional and skillful manner and in accordance with applicable law and the Company’s policies and procedures.

3.	Annual Compensation. Your initial compensation package will be as follows:
a.	Base Cash Salary. Your initial base cash salary will be at a rate of $300,000 per year, payable in accordance with the Company’s customary payroll process.
b.

Signing Bonus.  You will receive a one-time signing bonus of twenty-five thousand dollars ($25,000), payable in a single lump-sum check on the next regularly scheduled pay date following the Effective Date.  The signing bonus is taxable, and all regular payroll taxes will be withheld.  In the event you voluntarily resign from the Company within twelve (12) months of the Effective Date, you will be responsible for reimbursing the Company for the full signing bonus. By signing this Agreement, you authorize the Company to withhold some or all of the signing bonus amount, $25,000, from any final pay for which you may be eligible, should repayment be required under this Section 3.b.

c.

Annual Cash Bonus.  If you remain employed through the date that annual bonuses are paid by the Company, you will be eligible to participate in the Company’s discretionary annual bonus program with your annual target bonus opportunity equal to fifty percent (50%) of base salary, which may be prorated according to your start date for Fiscal Year 2019.  The Compensation Committee (the “Committee”) of the Board of Directors of Holdings (the “Board”) will determine the amount of your award based on its assessment of a number of factors including Company and individual performance, in consultation with the CEO.

d.

Long Term Incentive.  Commencing with the Company’s fiscal year starting January 1, 2020, you will be eligible, subject to your continued employment by the Company, to participate in such long-term incentive programs that are made available at the level determined by the Committee, in its discretion, consistent with your role and responsibilities as an Executive Vice President of the Company.

4.

Benefits.  You will be eligible to participate in the employee welfare and benefit programs of the Company at the level available to other members of the Company’s executive management.  Participation in Company benefits programs is subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves.

5.

Equity Compensation.  In addition to your eligibility for regular grants of long-term incentives, you will be granted the equity award defined and described below.  All awards described in this Section 5 will in all cases be subject to actual grant to you by the Committee in its sole discretion, would be pursuant to the applicable plan document and would be subject to terms and conditions established by the Committee in its discretion, which would be detailed in separate agreements you would receive after any award is actually made.  You acknowledge that these equity awards are “employment inducement awards” that will be granted to you outside of the Company’s 2016 Equity Incentive Plan pursuant to NASDAQ Listing Rule 5635(c)(4).

a.

Sign-On RSUs.  You will be granted a one-time sign-on award of one hundred thousand (100,000) restricted stock units of Holdings (the “Sign-On RSUs”).  Your Sign-On RSUs will vest ratably over four (4) years, with vesting upon a Change in Control of the Company (as defined in Exhibit B hereto).

b.

Sign-On Option.  You will be granted a one-time, sign-on option to purchase twenty-five thousand (25,000) shares of Holdings stock (the “Sign-On Option”), with the exercise price per share equaling the price of a share of Holdings stock after market close on the date of the grant.  The Sign-On Option will vest according to the following schedule: 25% of the shares subject to the Sign-On Option shall vest on the one-year anniversary of the Effective Date, and 1/36th of the remaining shares subject to the Sign-On Option shall vest monthly thereafter, subject to your continued employment by the Company, with vesting upon a Change in Control of the Company (as defined in Exhibit B hereto).

6.

Severance.  Your eligibility for severance upon a termination of employment will be governed by the terms of the Alphatec Severance Agreement and Alphatec Change in Control Agreement, forms of which are attached hereto as Exhibit A and Exhibit B.

7.

Certain Post-Employment Covenants.  During your employment with the Company, and for a period of one year following the termination of your employment with the Company, you shall not, without the prior written consent of the Company: (i) either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any employee, agent, consultant or contractor of the Company or any of its affiliates (the “Company Group”) to leave the service of the Company Group for any reason; or (ii) in a manner that is dependent upon the use of the Company’s proprietary information, either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the business relationship between the Company Group and any vendor, supplier, surgeon or hospital with which you have interacted during the course of your employment with the Company.

8.

Indemnification and Cooperation.  During and after your employment, the Company will indemnify you in your capacity as an officer, employee or agent of the Company to the fullest extent required by applicable law and the Company’s charter and by-laws, and will provide you with director and officer liability insurance coverage (including post-termination tail coverage) on the same basis as the Company’s other executive officers. You agree (whether during or after your employment with the Company) to reasonably cooperate with the Company in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to the Company and with respect to which you may have relevant knowledge.

9.	Withholding. Tax will be withheld by the Company as appropriate under applicable Federal tax requirements for any payments or deliveries under this Agreement.
10.

No Guarantee of Employment or Fixed Compensation.  This Agreement is not a guarantee of employment or a guarantee of compensation for the Term.  Your employment will be on an “at-will” basis, meaning that you and the Company may terminate your employment at any time and for any reason during the Term, with or without prior notice, subject to the provisions of this Agreement (including Exhibit A and Exhibit B).

11.

Entire Agreement.  This Agreement (including Exhibit A and Exhibit B) constitutes the Company’s only statement relating to its offer of employment to you and supersedes any previous communications or representations, oral or written, from or on behalf of the Company or any of its affiliates.

12.

Miscellaneous Representations.  You confirm and represent to the Company, by signing this letter, that: (a) you are under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would prevent you from becoming an employee of the Company or that would adversely impact your ability to perform the expected services on behalf of the Company; (b) you have not taken (or failed to return) any confidential information belonging to your prior employer or any other entity, and, to the extent you remain in possession of any such information, you will neither bring such information to the Company, nor use or disclose such information to the

Company or any of its employees, agents or affiliates; and (c) you understand and accept all of the terms and conditions of this offer.
13.

Offer Contingencies.  This offer is contingent upon (i) you successful completion of a background check; (ii) your execution of the Company’s current form of Mutual Agreement to Arbitrate Claims, Confidential and Proprietary Information Agreement, and those other forms that the Company requests all of its employees to execute prior to the initiation of their employment.

You may accept this offer of employment by signing this letter.  Your signature on this letter and your submission of a signed copy to the Company will evidence your agreement set forth herein.

We are pleased to offer you the opportunity to join the Company’s Senior Leadership Team, and we look forward to having you aboard.  We are confident that you will make an important contribution to our unique and exciting enterprise.

Sincerely,

/s/ Craig E. Hunsaker_______________________

Craig E. Hunsaker

Executive Vice President, People & Culture

I agree with and accept the foregoing terms.

/s/ Eric Dasso

Eric Dasso